EXHIBIT 10.3
AMENDMENT NO. 1 TO
PERFORMANCE STOCK UNIT GRANT NOTICE

    This AMENDMENT NO. 1 TO PERFORMANCE STOCK UNIT GRANT NOTICE (this “Amendment”) is entered into effective as of July 6, 2023 (the “Amendment Effective Date”), by and between Maravai LifeSciences Holdings, Inc., a Delaware corporation (the “Company”) and William E. Martin, III (“Participant”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Performance Stock Unit Grant Notice and Performance Stock Unit Agreement (the “Agreement”), by and between the Company and Participant, dated as of October 17, 2022 (the “Grant Date”).

WHEREAS, the Company granted 240,038 PSUs to Participant pursuant to the Agreement on the Grant Date; and
    WHEREAS, the Company desires to amend the Agreement as set forth herein, effective as of the Amendment Effective Date.
    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Company and Participant agree as follows:
1.Vesting; Forfeiture. Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)     The PSUs will vest according to the terms set forth in the Grant Notice. In the event of Participant’s Termination of Service for any reason, all unvested PSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Committee or provided in a binding written agreement between Participant and the Company.
(b)    Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, in the event a Change in Control occurs prior to the third anniversary of the Grant Date, the PSUs will convert automatically to time-based Restricted Stock Units that will vest in their entirety upon the third anniversary of the Grant Date (the “Converted RSUs”), so long as Participant continuously provides services to the Company or any Affiliate through the third anniversary of the Grant Date; provided, that if, within the 24-month period following the consummation of such Change in Control, Participant’s Termination of Service is effected (x) by the Company without Cause (as defined in the Employment Agreement, dated September 30, 2022, between Participant and the Company (as may be amended and/or restated from time to time, the “Employment Agreement”) or (y) by Participant for Good Reason (as defined in the Employment Agreement), any then-outstanding Converted RSUs shall immediately become vested as of the date of such Termination of Service.”
2.Miscellaneous. Except as expressly set forth herein, all terms and provisions contained in the Agreement shall remain in full force and effect and are hereby ratified and confirmed. The provisions of this Amendment shall be binding upon, and shall inure to the benefit of, the successors and assigns of the Company and Participant, respectively. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware. This Amendment may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

MARAVAI LIFESCIENCES HOLDINGS, INC.

By: /s/ Kurt Oreshack
Name: Kurt Oreshack
Title: General Counsel and Secretary

PARTICIPANT

/s/ William E. Martin, III
Name: William E. Martin, III

Signature Page to
Amendment No. 1 to Performance Stock Unit Grant Notice